Exhibit 99.1

Where Food Comes From, Inc. Reports 2021 Second Quarter and Six-Month Financial Results

CASTLE ROCK, Colo., Aug. 05, 2021 (GLOBE NEWSWIRE) — Where Food Comes From, Inc. (WFCF) (Nasdaq: WFCF), the most trusted resource for independent, third-party verification of food production practices in North America, today announced its 2021 second quarter and six-month financial results.

“The second quarter was notable for a resumption of audit activity with our pork, poultry, dairy, egg and organic customers who in 2020 were forced to limit third party visits to their operations due to Covid-19 social distancing restrictions,” said John Saunders, Chairman and CEO. “With many of those customers reopening their operations, and with continued strong demand for our beef-related services and products, we achieved a 16% year over year increase in revenue for the second quarter. Our gross margins came under pressure in the second quarter due to the change in revenue mix that included an increase in lower-margin audits, and to higher costs of delivering services due to a resumption in on-site audit activity. We also incurred increased compensation costs in the period due to higher headcount in combination with a resumption of bonus accruals that we did not have in the year ago second quarter when the impact of Covid-19 resulted in decreased revenue. Nevertheless, we were solidly profitable in the second quarter and, despite the lingering impact of Covid-19 year to date, posted solid profit growth through six months, exclusive of PPP loan forgiveness.

“The second quarter also marked an important milestone for the Company when we up-listed to the Nasdaq Capital Market in April – a move we expect to result in increased exposure for the Company among institutional investors, ETFs and indexes. More recently we announced a one-time special cash dividend of $0.15 per share that returned approximately $914,000 to shareholders. That dividend followed the 2020 return of $1.37 million in value to shareholders in the form of share buybacks. All of these moves underscore the Board’s commitment to building and returning value for our loyal stockholders.”

Second Quarter Results – 2021 vs. 2020

Revenue in the second quarter ended June 30, 2021, was up 16% year over year to $5.1 million from $4.4 million. The increase reflected growth across the Company’s business lines and particularly a resumption of audit activity that had been postponed due to Covid-19.

Revenue mix included:

●	Verification and certification services, up 19% to $3.7 million from $3.1 million.
●	Product revenue, up 21% to $1.0 million from $0.8 million.
●	Software and related consulting revenue, down slightly to $0.5 million from $0.5 million.

Gross profit in the second quarter was $2.0 million compared to $2.1 million in the same period last year. Gross margin decreased to 39.1% from 47.6% due to growth in lower-margin verification services and an increased headcount and compensation expense year over year.

Selling, general and administrative expense increased 6% in the second quarter to $1.7 million from $1.6 million in the same quarter last year due to an increase in headcount and higher public company costs related the Company’s up-listing to Nasdaq.

Operating income decreased to $0.3 million from $0.5 million in the same quarter last year.

Net income was $0.2 million, or $0.03 per diluted share, compared to net income of $0.4 million, or $0.06 per diluted share, in the same quarter last year.

Adjusted EBITDA in the second quarter decreased 32% to $0.5 million from $0.8 million in the same quarter last year.

Six-Month Results – 2021 vs. 2020

Total revenue for the six-month period ended June 30, 2021, increased 15% to $9.6 million from $8.3 million in the prior year. The increase was due to growing demand for beef verifications and related tag sales as well as the second-quarter resumption of certain audits that were delayed due to COVID-19 restrictions.

Revenue mix included:

●	Verification and certification services, up 18% to $7.0 million from $5.9 million.
●	Product revenue, up 11% to $1.7 million from $1.5 million.
●	Software and related consulting revenue (excluding intercompany sales), up 4% to $0.9 million from $0.9 million.

Gross profit for the first six months of 2021 increased 4% to $3.9 million from $3.7 million. Gross margin decreased to 40.4% from 44.5% due the aforementioned change in revenue mix and higher compensation costs.

Selling, general and administrative expense decreased 3% year over year to $3.5 million from $3.6 million.

Operating income increased 223% year over year to $0.4 million from $0.1 million.

Net income in the first half of 2021, inclusive of $1.0 million in PPP loan forgiveness in the first quarter, was $1.4 million, or $0.22 per diluted share, compared to net income of $110,000, or $0.02 per diluted share, in the prior year.

Adjusted EBITDA increased to $0.9 million from $0.7 million last year.

The Company generated $1.6 million in net cash from operations in the six-month period, down from $1.7 million in the same period last year.

The cash and cash equivalents balance on June 30, 2021, increased 21% to $5.3 million from $4.4 million at 2020 year-end. The Company had $4.9 million in working capital on June 30, 2021, up 12% from $4.4 million at 2020 year-end.

Second Quarter Earnings Call

The Company will conduct a conference call today at 10:00 a.m. Mountain Time.

Call-in numbers for the conference call:

Domestic Toll Free: 1-877-407-8289
International: 1-201-689-8341
Conference Code: 13721650

Phone replay:

A telephone replay of the conference call will be available through August 26, 2021, as follows:
Domestic Toll Free: 1-877-660-6853
International: 1-201-612-7415
Conference Code: 13721650

About Where Food Comes From, Inc.

Where Food Comes From, Inc. is America’s trusted resource for third party verification of food production practices. Through proprietary technology and patented business processes, the Company supports more than 15,000 farmers, ranchers, vineyards, wineries, processors, retailers, distributors, trade associations, consumer brands and restaurants with a wide variety of value-added services. Through its IMI Global, Validus Verification Services, SureHarvest, WFCF Organic (previously known as International Certification Services and A Bee Organic), Postelsia and Sterling Solutions units, Where Food Comes From solutions are used to verify food claims, optimize production practices and enable food supply chains with analytics and data driven insights. In addition, the Company’s Where Food Comes From® retail and restaurant labelling program uses web-based customer education tools to connect consumers to the sources of the food they purchase, increasing meaningful consumer engagement for our clients.

*Note on non-GAAP Financial Measures

This press release and the accompanying tables include a discussion of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures provided as a complement to the results provided in accordance with generally accepted accounting principles (“GAAP”). The term “EBITDA” refers to a financial measure that we define as earnings (net income or loss) plus or minus net interest plus taxes, depreciation and amortization. Adjusted EBITDA excludes from EBITDA stock-based compensation and, when appropriate, other items that management does not utilize in assessing WFCF’s operating performance (as further described in the attached financial schedules). None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure. We have reconciled Adjusted EBITDA to GAAP net income in the Consolidated Statements of Income table at the end of this release. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Forward-looking statements are inherently uncertain, and actual events could differ materially from the Company’s predictions. Important factors that could cause actual events to vary from predictions include those discussed in our SEC filings. Specifically, statements in this news release about industry leadership and demand for, and impact and efficacy of, the Company’s products and services on the marketplace; ability to continue posting positive financial results and navigate potential supply chain disruptions; expectations for customer operations to remain accessible for third party visitations; and potential for the Company to continue returning value to shareholders are forward-looking statements that are subject to a variety of factors, including availability of capital, personnel and other resources; competition; governmental regulation of the agricultural industry; the market for beef and other commodities; and other factors. Financial results for 2021 are not necessarily indicative of future results. Readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update its forward-looking statements to reflect new information or developments. For a more extensive discussion of the Company’s business, please refer to the Company’s SEC filings at www.sec.gov.

Company Contacts:

John Saunders
Chief Executive Officer
303-895-3002

Jay Pfeiffer
Pfeiffer High Investor Relations, Inc.
303-880-9000

Where Food Comes From, Inc.

Statements of Income (unaudited)

	Three months ended June 30,		Six months ended June 30,
(Amounts in thousands, except per share amounts)	2021	2020	2021	2020
Revenues:
Verification and certification service revenue	$3,695	$3,108	$6,958	$5,911
Product sales	964	796	1,688	1,521
Software and related consulting revenue	482	512	935	896
Total revenues	5,141	4,416	9,581	8,328
Costs of revenues:
Costs of verification and certification services	2,132	1,516	3,925	3,050
Costs of products	648	501	1,105	1,003
Costs of software and related consulting	352	299	680	565
Total costs of revenues	3,132	2,316	5,710	4,618
Gross profit	2,009	2,100	3,871	3,710
Selling, general and administrative expenses	1,727	1,631	3,500	3,595
Income from operations	282	469	371	115
Other income/(expense):
Dividend income from Progressive Beef	30	30	60	60
Other income, net	-	2	1	4
(Loss)/gain on foreign currency exchange	(5)	(2)	(7)	1
Interest expense	(1)	(3)	(4)	(5)
Gain on sale of assets			9	-
Loan forgiveness from Paycheck Protection Program	-	-	1,037	-
Income before income taxes	306	496	1,467	0 175
Income tax expense	104	145	115	65
Net income	$202	$351	$1,352	$110

Per share - net income:
Basic	$0.03	$0.06	$0.22	$0.02
Diluted	$0.03	$0.06	$0.22	$0.02

Weighted average number of common shares outstanding:
Basic	6,100	6,219	6,151	6,228
Diluted	6,186	6,258	6,241	6,271

Where Food Comes From, Inc.

Calculation of Adjusted EBITDA*

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
(Amounts in thousands)	2021	2020	2021	2020

Net income	$202	$351	$1,352	$110
Adjustments to EBITDA:
Interest expense	1	3	4	5
Income tax expense	104	145	115	65
Depreciation and amortization	199	245	401	478
EBITDA*	506	744	1,872	658
Adjustments:
Loan forgiveness	-	-	(1,037)	-
Stock-based compensation	29	24	54	55
Cost of acquisitions	-	15	-	15
ADJUSTED EBITDA*	$535	$783	$889	$728

*Use of Non-GAAP Financial Measures:  Non-GAAP results are presented only as a supplement to the financial statements and for use within management's discussion and analysis based on U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information is provided to enhance the reader's understanding of the Company's financial performance, but non-GAAP measures should not be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP. Reconciliations of the most directly comparable GAAP measures to non-GAAP measures are provided herein.

All of the items included in the reconciliation from net income to EBITDA and from EBITDA to Adjusted EBITDA are either (i) non-cash items (e.g., depreciation, amortization of purchased intangibles, stock-based compensation, etc.) or (ii) items that management does not consider to be useful in assessing the Company's ongoing operating performance (e.g., M&A costs, income taxes, gain on sale of investments, loss on disposal of assets, etc.). In the case of the non-cash items, management believes that investors can better assess the Company's operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect the Company's ability to generate free cash flow or invest in its business.

We use, and we believe investors benefit from the presentation of, EBITDA and Adjusted EBITDA in evaluating our operating performance because it provides us and our investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations. We believe that EBITDA is useful to investors and other external users of our financial statements in evaluating our operating performance because EBITDA is widely used by investors to measure a company's operating performance without regard to items such as interest expense, taxes, and depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

Because not all companies use identical calculations, the Company's presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. However, these measures can still be useful in evaluating the Company's performance against its peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures.

Where Food Comes From, Inc.

Balance Sheets

	June 30,	December 31,
(Amounts in thousands, except per share amounts)	2021	2020
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$5,297	$4,374
Accounts receivable, net of allowance	1,991	2,508
Inventory	885	-
Prepaid expenses and other current assets	486	592
Total current assets	8,659	7,474
Property and equipment, net	1,542	1,616
Operating lease right-of-use assets, net	2,918	3,030
Investment in Progressive Beef	991	991
Intangible and other assets, net	2,766	2,948
Goodwill	2,946	2,946
Deferred tax assets, net	440	443
Total assets	$20,262	$19,448

Liabilities and Equity
Current liabilities:
Accounts payable	$722	$649
Accrued expenses and other current liabilities	1,118	599
Deferred revenue	1,653	1,132
Current portion of long term debt	-	463
Current portion of finance lease obligations	11	13
Current portion of operating lease obligations	297	268
Total current liabilities	3,801	3,124
Long term debt, net of current portion	-	572
Finance lease obligations, net of current portion	26	31
Operating lease obligation, net of current portion	3,127	3,257
Total liabilities	6,954	6,984

Commitments and contingencies

Equity:
Preferred stock, $0.001 par value; 5,000 shares authorized; none issued or outstanding	-	-
Common stock, $0.001 par value; 95,000 shares authorized; 6,475 (2021) and 6,456 (2020) shares issued, and 6,095 (2021) and 6,118 (2020) shares outstanding	6	6
Additional paid-in-capital	11,710	11,612
Treasury stock of 380 (2021) and 338 (2020) shares	(3,308)	(2,702)
Retained earnings	4,900	3,548
Total equity	13,308	12,464
Total liabilities and stockholders’ equity	$20,262	$19,448